As filed with the Securities and Exchange Commission on March 25, 2026

Registration No. 333-157151

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PINNACLE WEST CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Arizona (State or other jurisdiction of incorporation or organization)	86-0512431 (IRS Employer No.)

400 North Fifth Street P.O. Box 53999 Phoenix, AZ 85072-3999 (Address of Principal Executive Offices) (Zip Code)

PINNACLE WEST CAPITAL CORPORATION SAVINGS PLAN

(Full title of the plan)

SHIRLEY BAUM

PINNACLE WEST CAPITAL CORPORATION

400 North Fifth Street

P.O. Box 53999

Phoenix, AZ 85072-3999

(Name and address of agent for service)

(602) 250-1000

(Telephone number, including area code, of agent for service)

With a copy to:

Jeffrey E. Beck

Snell & Wilmer L.L.P.

One East Washington Street

Suite 2700
Phoenix, Arizona 85004

(602) 382-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☐
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT

On February 6, 2009, Pinnacle West Capital Corporation (the “Company”) filed a Registration Statement on Form S-8 (Registration Statement No. 333-157151) registering 2,000,000 shares of the Common Stock (the “Shares”), no par value, together with 2,000,000 preferred share purchase rights (the “Rights”) attached to the Common Stock and together with an indeterminate amount of interests (the “Interests” and, together with the Shares and Rights, the “Securities”) to be offered pursuant to the Pinnacle West Capital Corporation Savings Plan (the “Savings Plan”). On September 30, 2020, the Company froze the Pinnacle West Stock Fund as an investment choice in the Savings Plan and the Company is no longer issuing Securities under the Savings Plan. This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 is being filed in order to deregister all Securities that were registered under the Form S-8 that remain unissued under the Savings Plan and such Securities are hereby deregistered.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on March 25, 2026.

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

PINNACLE WEST CAPITAL CORPORATION

By:	/s/ Shirley A. Baum
Name:	Shirley A. Baum
Title:	Senior Vice President, General Counsel and Corporate Secretary